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Exhibit 8.1

[BRYAN CAVE LETTERHEAD]

May 4, 2004

Richardson Electronics, Ltd.
40W267 Keslinger Road
P.O. Box 393
LaFox, IL 60147

Re:
Registration Statement on Form S-4 (File No. 333-113569)

Ladies and Gentlemen:

        We have acted as counsel to Richardson Electronic, Ltd., a Delaware corporation (the "Company"), in connection with the exchange of the Company's Convertible Senior Subordinated Notes due 2011 (the "New Notes") for the Company's Convertible Subordinated Debentures due 2006 (the "7 1/4% Debentures") and Convertible Senior Subordinated Debentures due 2006 (the "8 1/4% Debentures") pursuant to the above-captioned Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

        In rendering our opinion, we have examined and relied upon, without independent investigation as to matters of fact, the Registration Statement and such other documents, certificates and instruments as we have considered relevant for purposes of this opinion, including a certificate executed by an officer of the Company, dated the date hereof. Our opinion is expressly conditioned on, among other things, the accuracy and completeness as of the date hereof, and the continuing accuracy of, all the facts, information, covenants, statements, and representations included in these documents through and as of the effective date of the above-described exchange.

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

        Based solely upon the foregoing and in reliance thereon and subject to the exceptions, limitations and qualifications stated herein:

  1.
  We confirm that the statements set forth in the Registration Statement under the caption "Material United States Federal Income Tax Consequences" insofar as such statements constitute matters of law or legal conclusions, and as qualified therein, are our opinion and that such statements fairly describe the material United States federal income tax consequences to the holders of the outstanding debentures and the holders of the notes, and are true, correct and complete in all material respects.

  2.
  Although the matter is not free from doubt because the 8 1/4% Debentures have, and the New Notes will have, a term of less than ten years, it is our opinion that it is more likely than not that the exchange of the New Notes for the 7 1/4% Debentures or the 8 1/4% Debentures (collectively or individually, the "Outstanding Debentures") will qualify as a tax-free reorganization within the meaning of section 368(a)(1)(E) of the Code and, as a result, (a) a holder will not recognize any gain or loss pursuant to the exchange (but will recognize interest income with respect to cash received for accrued but unpaid interest not previously included in income), (b) a holder's tax basis in the New Notes received in the exchange will equal the holder's tax basis in the Outstanding Debentures immediately prior to the exchange (less any basis attributable to accrued but unpaid interest), and (c) the holding period for the New

    Notes received in the exchange will include the period of time during which the holder held the Outstanding Debentures exchanged therefor.

        Except as expressly set forth above, we express no other opinion. We consent to the reference to this firm in the Registration Statement under the caption "Material United States Federal Income Tax Consequences" and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/  BRYAN CAVE LLP

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  Exhibit 8.1